Exhibit 99.1

National Interstate Corporation Reports 2011 Second Quarter Results

•	Gross premiums: +41% second quarter, +34% first six months

•	After-tax earnings from operations: +19% second quarter, +13% first six months

Richfield, Ohio, August 3, 2011 – National Interstate Corporation (Nasdaq: NATL) today reported results for the 2011 second quarter and first six months. Gross premiums written of $156.5 million for the 2011 second quarter and $290.8 million for the 2011 first six months both increased due to the favorable impact from the acquisition of Vanliner Insurance Company in July 2010 as well as growth in existing businesses. Net after-tax earnings from operations per share, diluted of $.40 and $.92 for the 2011 second quarter and first six months, respectively, also increased compared to the same periods last year reflecting higher net investment income offset by lower underwriting profits.

The table below shows the Company’s net income determined in accordance with U.S. generally accepted accounting principles (GAAP), reconciled between net after-tax earnings from operations, after-tax net realized gain from investments, the after-tax impact from the balance sheet guaranty related to the Vanliner acquisition, and the change in the valuation allowance on deferred tax assets related to net capital losses, all of which are non-GAAP financial measures.

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
	(In thousands, except per share data)		(In thousands, except per share data)
Net after-tax earnings from operations	$7,806	$6,534	$17,825	$15,736
After-tax net realized gain from investments	855	1,084	1,635	1,658
After-tax impact from balance sheet guaranty for Vanliner	(458)	—	(1,729)	—
Change in valuation allowance related to net capital losses	—	—	—	810

Net income	$8,203	$7,618	$17,731	$18,204

Net after-tax earnings from operations per share, diluted	$0.40	$0.33	$0.92	$0.81
After-tax net realized gain from investments per share, diluted	0.04	0.06	0.08	0.09
After-tax impact from balance sheet guaranty for Vanliner per share, diluted	(0.02)	—	(0.09)	—
Change in valuation allowance related to net capital losses per share, diluted	—	—	—	0.04

Net income per share, diluted	$0.42	$0.39	$0.91	$0.94

Net after-tax earnings from operations are comprised of underwriting income and net investment income. The Company separately reports after-tax realized gain from investments and the after-tax impact on underwriting results related to the balance sheet guaranty from the Vanliner acquisition.

Underwriting Results:

The following ratios exclude the impact from the balance sheet guaranty associated with the Vanliner acquisition to reflect the results of ongoing underwriting operations:

	Three Months Ended June 30,		Six Months Ended June 30,
	2011 (a)	2010	2011 (a)	2010
Losses and loss adjustment expense ratio	72.2%	66.5%	69.7%	63.9%
Underwriting expense ratio	23.4%	25.6%	23.4%	25.4%

Combined ratio	95.6%	92.1%	93.1%	89.3%

(a)	These underwriting ratios exclude the impact of the runoff of the guaranteed Vanliner business based on premiums earned of $8.3 million and $23.5 million for the 2011 second quarter and first six months, respectively.

The Company experienced higher combined ratios for the 2011 second quarter and first six months when compared to the same 2010 periods due to higher claims costs that were partially offset by lower underwriting expenses.

Claims: The loss and loss adjustment expense (LAE) ratios for the 2011 second quarter and first six months were both approximately 6 percentage points higher than the same periods last year. The Company has experienced several periods of single digit rate decreases in the traditional transportation products that have contributed to rising loss and LAE ratios. In addition, the period over period variances reflect the 2011 impact of elevated losses in the specialty personal lines component.

The Company experienced favorable development from prior year claims, excluding the Vanliner balance sheet guaranty, of $0.7 million which reduced the loss and LAE ratio by 0.7 percentage points for the 2011 second quarter, compared to 2.2 percentage points of favorable development for the 2010 second quarter.

Expenses: The Company’s quarterly underwriting expense ratios could vary based on the mix of business written or non-recurring items such as costs associated with the Vanliner acquisition, but the Company has consistently reported underwriting expense ratios in the mid 20% range for the past several years. The underwriting expense ratio of 23.4% for the 2011 second quarter and first six months is within the expected range and approximately 2 percentage points better than the same 2010 periods in part due to leveraging fixed expenses over a larger earned premium base.

Dave Michelson, President and Chief Executive Officer stated, “As we expected, our loss and LAE ratios began trending up in the last half of 2010 when compared to the favorable claims results that we had been experiencing. Loss and LAE ratios in the 2011 second quarter were about 3 percentage points higher than the average for the prior three quarters, in part related to our personal lines component including seasonal losses in the recreational vehicle product. We have not identified any material areas of concern related to our claims costs and underwriting results for the first half of 2011 are in line with our expectations.”

Investments:

Investment Income: Net investment income of $7.8 million for the 2011 second quarter was 56% above the 2010 second quarter primarily due to the addition of the Vanliner portfolio. Investment income has increased gradually each quarter since adding the Vanliner portfolio and grew 13% from the 2011 first quarter as the cash and maturities from the acquired portfolio have been reinvested in higher yielding instruments.

The Company had net realized gain from investments of $1.3 million and $2.5 million for the 2011 second quarter and first six months, respectively, primarily from security sales at gains for reinvestment in comparable or higher yielding sectors. The realized gains in the first half of 2010 were from sales to generate funds for the Vanliner acquisition.

The Company maintains a high quality and diversified portfolio with approximately 90% of its cash and invested assets rated as investment grade and an average rating of AA- in its fixed income portfolio. The fair value and unrealized gains (losses) of fixed maturities and equity securities were as follows:

	June 30, 2011
	Fair Value	Net Unrealized Gain (Loss)
	(In thousands)
U.S. government and agencies	$130,943	$2,758
Foreign government	5,713	11
State and local government	291,453	6,445
Mortgage backed securities	206,635	731
Corporate obligations	269,726	6,892
Preferred redeemable securities	10,228	(26)

Total fixed maturities	$914,698	$16,811

Equity securities	$22,829	$2,478

Total fixed maturities and equity securities	$937,527	$19,289

Impact from the Vanliner Guaranteed Runoff Business and Deferred Income Tax Valuation Allowance:

As previously disclosed, the seller of Vanliner provided National Interstate with comprehensive financial guarantees related to the runoff of Vanliner’s final closing balance sheet whereby both favorable and unfavorable balance sheet development inures to the seller. Additionally, as a result of purchase accounting requirements the Company was required to determine the fair value of the future economic benefit of the financial guarantees and acquired loss reserves, as of the date of acquisition, despite the fact that actual gains and losses related to the financial guaranty will be reflected in operations as they are incurred in future periods. As a result, the timing of the revenues and expenses associated with the guaranteed runoff business will not occur in the same period and will result in combined ratios which are not consistent with the negotiated combined ratio which was to approximate 100% for the Vanliner guaranteed business. As such, the after-tax impact from the runoff business guaranteed by the seller of $0.5 million and $1.7 million for the 2011 second quarter and first six months respectively, have been removed from the net after-tax earnings from operations to reflect only those results of the ongoing business.

In 2008, the Company established a valuation allowance on deferred tax assets associated with its net realized investment losses, primarily impairment charges during the financial crisis, which increased the 2008 effective tax rate. Beginning in the 2009 first quarter and continuing through the 2010 first quarter, this valuation allowance decreased resulting in a corresponding decrease in the federal income tax expense. No valuation allowance against deferred tax assets existed subsequent to March 31, 2010.

Gross Premiums Written:

Mr. Michelson commented, “Our top line had another strong quarter from both the addition of Vanliner business as well as growth in our Alternative Risk Transfer (ART) component. All other businesses are performing consistent with our expectations given the competitive pricing and other market conditions for our various niche insurance products.”

The table below summarizes gross premiums written by business component:

	Three Months Ended June 30,
	2011		2010
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$88,584	56.6%	$68,217	61.6%
Transportation	46,322	29.6%	19,038	17.2%
Specialty Personal Lines	15,130	9.7%	17,784	16.1%
Hawaii and Alaska	4,515	2.9%	4,175	3.8%
Other	1,934	1.2%	1,512	1.3%

Gross premiums written	$156,485	100.0%	$110,726	100.0%

	Six Months Ended June 30,
	2011		2010
	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Alternative Risk Transfer	$169,445	58.3%	$134,162	62.0%
Transportation	80,419	27.7%	37,090	17.1%
Specialty Personal Lines	29,790	10.2%	34,673	16.0%
Hawaii and Alaska	8,193	2.8%	8,176	3.8%
Other	2,951	1.0%	2,429	1.1%

Gross premiums written	$290,798	100.0%	$216,530	100.0%

Alternative Risk Transfer (ART): The ART component grew 30% for the 2011 second quarter and 26% for the 2011 first six months compared to the same 2010 periods. The growth in this component was attributable to the continued above average renewal rate combined with the addition of new customers in existing programs. Also, during the quarter, the Company introduced its second ART program for Vanliner’s moving and storage customers.

Transportation: Beginning in the 2010 third quarter, traditional business written as a result of the Vanliner acquisition was reported in the Transportation component. The growth in this component during the first half of this year was attributable to moving and storage premiums that have been written through Vanliner. Business being generated by the Company’s other transportation products in this component have been flat to down in 2011 when compared to 2010.

Specialty Personal Lines: Gross premiums written in the specialty personal lines component were down 15% for the 2011 second quarter, similar to the decline experienced in the 2011 first quarter. Underwriting and pricing actions related to the commercial vehicle product and a decline in quotes for the recreational vehicle product in 2011 have adversely affected the top line for this component.

Hawaii and Alaska: For the first time in several quarters, the Company experienced growth in this component. Market conditions remain competitive making it unclear whether growth can be sustained for the remainder of the year.

Summary Comments:

“We are pleased that through the first six months of 2011 both our gross premiums written and operating earnings are ahead of last year,” stated Mr. Michelson. “Our combined ratio of 93.1% is in the anticipated range, while investment income and realized gains are slightly ahead of expectations.”

Earnings Conference Call

The Company will hold a conference call to discuss the 2011 second quarter results tomorrow, Thursday, August 4, 2011 at 10:00 a.m. Eastern Daylight Saving Time. There are two communication modes available to listen to the call. Telephone access to the conference call and Q and A session will be available by dialing 888-713-4213 and providing the confirmation code 41865362. Please dial in 5 to 10 minutes prior to the scheduled starting time. To pre-register for the conference call, go to https://www.theconferencingservice.com/prereg/key.process?key=P4YHRR7PW and follow the instructions provided. The conference call will be broadcast live over the Internet. To listen to the call via the Internet, access our website at http://invest.natl.com and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on our website

Forward-Looking Statements

This document, including any information incorporated by reference, contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995). All statements, trend analyses and other information contained in this press release relative to markets for our products and trends in our operations or financial results, as well as other statements including words such as “may,” “target,” “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “project,” and other similar expressions, constitute forward-looking statements. We made these statements based on our plans and current analyses of our business and the insurance industry as a whole. We caution that these statements may and often do vary from actual results and the differences between these statements and actual results can be material. Factors that could contribute to these differences include, among other things: general economic conditions, any weaknesses in the financial markets and other factors, including prevailing interest rate levels and stock and credit market performance which may affect or continue to affect (among other things) our ability to sell our products and to collect amounts due to us, our ability to access capital resources and the costs associated with such access to capital and the market value of our investments; our ability to manage our growth strategy, customer response to new products and marketing initiatives; tax law and accounting changes; increasing competition in the sale of our insurance products and services and the retention of existing customers; changes in legal environment; regulatory changes or actions, including those relating to regulation of the sale, underwriting and pricing of insurance products and services and capital requirements; levels of natural catastrophes, terrorist events, incidents of war and other major losses; adequacy of insurance reserves; and availability of reinsurance and ability of reinsurers to pay their obligations. The forward-looking statements herein are made only as of the date of this document. The Company assumes no obligation to publicly update any forward-looking statements.

About National Interstate Corporation

National Interstate Corporation (Nasdaq: NATL), founded in 1989, is the holding company for a specialty property-casualty insurance group which differentiates itself by offering products and services designed to meet the unique needs of niche markets. Products include insurance for passenger, truck, and moving and storage transportation companies, alternative risk transfer, or captive programs for commercial risks, specialty personal lines products focused primarily on recreational vehicle owners and small commercial vehicle accounts, and transportation and general commercial insurance in Hawaii and Alaska. The Company’s insurance subsidiaries, including the three primary insurers, National Interstate Insurance Company, Vanliner Insurance Company and Triumphe Casualty Company, are rated “A” (Excellent) by A.M. Best Company. Headquartered in Richfield, Ohio, National Interstate is an independently operated subsidiary of Great American Insurance Company, a property-casualty subsidiary of American Financial Group, Inc. (NYSE: AFG) (Nasdaq: AFG).

Contact:

Tanya Inama

National Interstate Corporation

877-837-0339

investorrelations@nationalinterstate.com

www.natl.com

NATIONAL INTERSTATE CORPORATION

SELECTED FINANCIAL DATA

(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010

Operating Data:
Gross premiums written	$156,485	$110,726	$290,798	$216,530

Net premiums written	$133,742	$85,927	$243,994	$167,381

Premiums earned	$106,464	$69,233	$211,603	$139,414
Net investment income	7,796	5,012	14,698	9,971
Net realized gains on investments (*)	1,316	1,669	2,516	2,551
Other	854	976	1,970	1,794

Total revenues	116,430	76,890	230,787	153,730
Losses and loss adjustment expenses	78,570	46,032	153,229	89,136
Commissions and other underwriting expenses	21,196	14,735	41,521	29,571
Other operating and general expenses	4,095	3,996	8,636	7,622
Expense on amounts withheld	979	926	1,819	1,735
Interest expense	55	92	109	104

Total expenses	104,895	65,781	205,314	128,168

Income before income taxes	11,535	11,109	25,473	25,562
Provision for income taxes	3,332	3,491	7,742	7,358

Net income	$8,203	$7,618	$17,731	$18,204

Per Share Data:
Net income per common share, basic	$0.42	$0.39	$0.92	$0.94
Net income per common share, assuming dilution	$0.42	$0.39	$0.91	$0.94

Weighted average number of common shares outstanding, basic	19,368	19,343	19,367	19,336
Weighted average number of common shares outstanding, diluted	19,482	19,456	19,479	19,424

Cash dividend per common share	$0.09	$0.08	$0.18	$0.16
(*) Consists of the following:

Net realized gains before impairment losses	$1,316	$1,770	$2,516	$2,652

Total losses on securities with impairment charges	—	—	—	—
Non-credit portion in other comprehensive income	—	(101)	—	(101)

Net impairment charges recognized in earnings	—	(101)	—	(101)

Net realized gains on investments	$1,316	$1,669	$2,516	$2,551

GAAP Ratios:
Losses and loss adjustment expense ratio	73.8%	66.5%	72.4%	63.9%
Underwriting expense ratio	23.0%	25.6%	22.8%	25.4%

Combined ratio	96.8%	92.1%	95.2%	89.3%

Return on equity (a)			11.1%	12.9%
Average shareholders’ equity			$320,010	$281,489

			At June 30, 2011	At December 31, 2010 (b)

Balance Sheet Data (GAAP):
Cash and invested assets			$1,004,384	$965,204
Reinsurance recoverable			201,351	208,590
Amounts refundable on purchase price of Vanliner			—	14,256
Intangible assets			8,816	8,972
Total assets			1,552,790	1,488,605
Unpaid losses and loss adjustment expenses			795,396	798,645
Long-term debt			22,000	20,000
Total shareholders’ equity			$330,441	$309,578
Total shareholders’ equity, excluding unrealized gains/losses on fixed maturities			$319,514	$305,441
Book value per common share, basic (at period end)			$17.06	$15.99
Book value per common share, excluding unrealized gains/losses on fixed maturities (at period end)			$16.50	$15.78
Common shares outstanding at period end (c)			19,368	19,356

(a)	The ratio of annualized net income to the average of shareholders’ equity at the beginning and end of the period
(b)	Certain line items and ratios associated with the 2010 results have been impacted by the required purchase accounting related to the Vanliner acquisition.
(c)	Common shares outstanding at period end include all vested common shares. At June 30, 2011 December 31, 2010 there were 73,800 and 88,500, respectively, unvested common shares that were excluded from the common shares outstanding calculation. These restricted shares will be included in the calculation upon vesting.